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                                                                                                    Exhibit 12

                                         TRW Inc. and Subsidiaries
                                      Computation of Ratio of Earnings
                                        to Fixed Charges - Unaudited

                                      (In millions except ratio data)

                                                               Years Ended December 31
--------------------------------------------------------------------------------------------------------------
                                         1994            1993            1992            1991            1990
--------------------------------------------------------------------------------------------------------------

Earnings(loss) before income
  taxes and cumulative effect
  of accounting changes                 $534.5          $359.1          $347.6          $(129.4)(A)     $343.1

Unconsolidated affiliates                 (0.6)            0.7            (0.9)            (1.0)         (13.2)

Minority earnings                          5.2             5.7             2.6             (7.8)          (0.5)

Fixed charges excluding
  capitalized interest                   160.9           194.0           227.1            254.3          252.0
--------------------------------------------------------------------------------------------------------------

Earnings                                $700.0          $559.5          $576.4          $ 116.1         $581.4
--------------------------------------------------------------------------------------------------------------

Fixed charges:
Interest expense                        $104.8          $137.8          $162.9          $ 189.6         $186.9

Capitalized interest                       6.6             7.9            12.7             10.1            7.6

Portion of rents representa-
  tive of interest factor                 54.7            54.0            64.0             64.4           64.6

Interest expense of uncon-
  solidated affiliates                     1.4             2.2             0.2              0.3            0.5
--------------------------------------------------------------------------------------------------------------

Total fixed charges                     $167.5          $201.9          $239.8          $ 264.4         $259.6
--------------------------------------------------------------------------------------------------------------

Ratio of earnings to fixed
  charges                                  4.2x            2.8x            2.4x             0.4x(A)        2.2x
--------------------------------------------------------------------------------------------------------------

(A)  The 1991 loss before income taxes of $129.4 million includes a charge of $343 million to cover costs associated with restructuring activities. Excluding this charge, the ratio of earnings to fixed charges would have been 1.7x.

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